Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS SECOND QUARTER FISCAL 2011 RESULTS

MEDFORD, Oregon, February 8, 2011 – Harry & David Holdings, Inc., announced today financial results for the second quarter ended December 25, 2010. These results are substantially consistent with the Company’s previously announced expectations for the quarter.

Net sales for the 13-week period ended December 25, 2010 decreased 1.8% to $262.1 million, compared to $267.0 million for the same period last year. Our sales decline was primarily attributable to lower sales volume in our Wholesale segment combined with higher discounts and markdowns in our Direct Marketing segment, partially offset by higher order volume in the Direct Marketing segment.

“While we were able to attract new customers, reactivate old ones, significantly grow internet traffic and build awareness with world-class PR by means of many new initiatives last year, sales and operatings fell well below expectations due to market and competitive conditions” said Steven Heyer, Chairman of the Board and Chief Executive Officer. “Our focus from here will be on continuing to build our customer base, revamping our products to offer substantially more value to our customers in order to grow profitably, as well as pursuing options to recapitalize our business as we announced earlier.”

For the second fiscal quarter of 2011, consolidated gross profit decreased 20.6% from the prior comparable period to $104.2 million. Consolidated gross profit margin was 39.7% in the second quarter of fiscal 2011, a 940 basis point decrease from 49.1% in same period in fiscal 2010. The decreases in our gross profit and gross margin were primarily due to higher discounts and markdowns, lower average selling prices and higher product costs.

For the second quarter of fiscal 2011, selling, general and administrative expenses increased $6.4 million from the prior year period to $78.0 million. The increase was primarily due to an impairment charge of $5.0 million associated with the Harry and David trade name and Wolferman’s intangible assets, as well as increased third party service expenditures. The estimated results of operations for the three and twelve months ended December 25, 2010 reported in our press release dated January 18, 2011 included an estimated impairment charge of $12 million, which was based on a preliminary valuation that was ongoing and has since been completed. Based on the final valuation, management concluded that the impairment charge of $4 million and $0.6 million related to the Harry and David trade name and Wolferman’s intangible assets, respectively, existed at December 25, 2010. As a percentage of net sales, SG&A was up 300 basis points year-over-year from 26.8% in the fiscal 2010 period to 29.8% in the fiscal 2011 period.

Pre-tax income for the second quarter of fiscal 2011 was $20.6 million, compared to pre-tax income of $55.0 million reported in the same period of fiscal 2010. The Company’s consolidated net income for the second quarter of fiscal 2011 was $13.8 million, reflecting an effective tax rate of 33.0%, compared to net income of $31.7 million and an effective tax rate of 42.4% for the quarter ended December 26, 2009. For the second quarter of fiscal 2011, the difference in the effective tax rate and the federal statutory rate as compared to the prior year period was primarily due to our full valuation allowance for certain deferred tax assets.

For the second quarter of fiscal 2011, earnings before net interest expense, income taxes, depreciation and amortization (“EBITDA”) was $30.2 million, compared to $64.8 million in the same period of fiscal 2010. The decrease in EBITDA was primarily due to the decrease in net income in the fiscal 2011 period as a result of the factors discussed above.

At December 25, 2010, the Company had a cash balance of $66.9 million and accounts payable of $57.9 million, compared to a cash balance of $108.5 million and accounts payable of $32.5 million at December 26, 2009. Revolving credit borrowings in both periods had been fully repaid at period end as required by the Company’s revolving credit facility. As previously announced, based on results of operations in the second quarter of this fiscal year, the Company does not satisfy financial covenants under the facility. Accordingly, the Company will not be able to borrow under the facility unless it is amended or the covenant non-compliance is waived. There can be no assurance that the facility will be amended or that non-compliance will be waived.

Based on the Company’s current working capital and anticipated working capital requirements, the Company will not be able to finance continuing operations, including servicing its payment obligations under its senior notes, without securing new capital and restructuring its obligations. The Company intends to conduct discussions with its revolving credit lenders, bondholders, other creditors and owners in an effort to recapitalize. There can be no assurance that our efforts to obtain new capital and restructure our obligations will be successful, and therefore, there is substantial doubt as to our ability to continue as a going concern.

The Company’s full interim results for the second fiscal quarter ended December 25, 2010 are expected to be filed with the SEC in our quarterly report on Form 10-Q on or about February 8, 2011.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and our recapitalization efforts and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to the unavailability of our revolving credit facility, including that the lender may terminate it or decline to amend it or waive the covenant noncompliance, risks relating to our ability to secure new capital and restructure our obligations, risks relating to payment delinquencies relating to third party providers and related potential litigation, risks relating to our ability to maintain our relationships with existing third party providers and find suitable replacement providers as necessary, risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, fluctuations in energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 122 stores across the country.

Contacts:

For Media:	For Investment Community:
Stephanie Pillersdorf/Cassandra Bujarski	Neil Augustine
Sard Verbinnen & Co	Rothschild Inc.
(212) 687-8080

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	December 25, 2010	June 26, 2010	December 26, 2009
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$66,908	$13,730	$108,512
Short-term investments	—	4,999	—
Trade accounts receivable, net	10,704	936	10,323
Other receivables	2,493	834	1,760
Inventories	42,961	35,527	33,850
Deferred catalog expenses	4,402	2,286	3,781
Deferred income taxes	2,060	2,173	—
Other current assets	5,392	3,754	6,387

Total current assets	134,920	64,239	164,613
Fixed assets, net	123,473	128,391	136,346
Goodwill	12,236	12,236	12,236
Intangibles, net	27,260	32,376	32,616
Deferred financing costs, net	4,298	3,603	4,789
Other assets	2,106	2,369	2,126

Total assets	$304,293	$243,214	$352,726

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$57,935	$15,083	$32,506
Accrued payroll and benefits	12,326	14,673	14,108
Deferred revenue	31,542	14,014	36,554
Deferred income taxes	—	—	9,991
Income taxes payable	2,189	1,860	18,565
Accrued interest	4,471	4,426	4,420
Other accrued liabilities	11,723	3,194	9,463
Current portion of capital lease obligation	156	309	299

Total current liabilities	120,342	53,559	125,906
Long-term debt and capital lease obligation	198,362	198,362	198,519
Accrued pension liabilities	27,744	29,851	27,179
Deferred income taxes	5,329	5,116	2,719
Other long-term liabilities	9,052	9,871	9,626

Total liabilities	360,829	296,759	363,949

Commitments and contingencies
Stockholders’ deficit
Common stock	10	10	10
Additional paid-in capital	17,558	17,062	6,844
Accumulated other comprehensive loss, net of tax	(11,849)	(12,719)	(9,402)
Accumulated deficit	(62,255)	(57,898)	(8,675)

Total stockholders’ deficit	(56,536)	(53,545)	(11,223)

Total liabilities and stockholders’ deficit	$304,293	$243,214	$352,726

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Net sales	$262,128	$267,032	$302,568	$313,296
Cost of goods sold	157,971	135,817	186,209	165,858

Gross profit	104,157	131,215	116,359	147,438

Operating expenses:
Selling, general and administrative	72,739	71,372	104,600	104,716
Impairment of trade name and other intangible long-lived assets	5,013	—	5,013	—
Selling, general and administrative – related party	250	250	500	500

	78,002	71,622	110,113	105,216

Operating income (loss)	26,155	59,593	6,246	42,222

Other income (expense):
Interest income	—	14	—	17
Interest expense	(5,545)	(4,905)	(10,868)	(9,604)
Other income (expense), net	27	346	53	369

	(5,518)	(4,545)	(10,815)	(9,218)

Income (loss) before income taxes	20,637	55,048	(4,569)	33,004
Benefit (provision) for income taxes	(6,817)	(23,329)	212	(23,009)

Net income (loss)	$13,820	$31,719	$(4,357)	$9,995

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Twenty-Six weeks ended December 25, 2010	Twenty-Six weeks ended December 26, 2009
Operating activities
Net income (loss)	$(4,357)	$9,995
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of fixed assets	7,768	9,113
Amortization of intangible assets	103	441
Amortization of deferred financing costs	1,821	1,186
Stock option compensation expense	496	171
Loss on disposal and impairment of fixed assets and other long-lived assets, net	159	899
Impairment of trade name and other intangible long-lived assets	5,013	—
Gain on sale of short-term investments	(1)	—
Deferred income taxes	326	19,111
Amortization of deferred pension loss	850	645
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(11,427)	(8,555)
Inventories	(7,434)	10,888
Deferred catalog expenses and other assets	(3,491)	(2,661)
Accounts payable	42,852	21,335
Accrued liabilities	5,408	6,981
Income taxes	329	4,922
Accrued pension liabilities	(2,087)	(185)
Deferred revenue	17,528	20,237

Net cash provided by operating activities	53,856	94,523

Investing activities
Acquisition of fixed assets	(3,012)	(1,452)
Proceeds from the sale of fixed assets	3	46
Proceeds from the maturities of held-to-maturity securities	5,000	—

Net cash provided by (used in) investing activities	1,991	(1,406)

Financing activities
Borrowings on revolving debt	96,000	85,000
Repayments of revolving debt	(96,000)	(85,000)
Repayments of capital lease obligation	(153)	—
Payments for deferred financing costs	(2,516)	—

Net cash used in financing activities	(2,669)	—

Increase in cash and cash equivalents	53,178	93,117
Cash and cash equivalents, beginning of period	13,730	15,395

Cash and cash equivalents, end of period	$66,908	$108,512

Harry & David Holdings, Inc. and Subsidiaries

(in Thousands)

(Unaudited)

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Net income (loss)	$13,820	$31,719	$(4,357)	$9,995
Interest expense, net	5,545	4,891	10,868	9,587
Provision (benefit) for income taxes	6,817	23,329	(212)	23,009
Depreciation and amortization	3,968	4,898	7,871	9,554

EBITDA from continuing operations	$30,150	$64,837	$14,170	$52,145
Interest expense, net	(5,545)	(4,891)	(10,868)	(9,587)
Benefit (provision) for income taxes	(6,817)	(23,329)	212	(23,009)
Amortization of deferred financing costs	798	593	1,821	1,186
Stock option compensation expense	286	112	496	171
Loss on disposal and impairment of fixed assets and other long-lived assets	5,071	883	5,172	899
Gain on sale of short-term investments	—	—	(1)	—
Deferred income taxes	7,484	11,796	326	19,111
Amortization of deferred pension loss	425	333	850	645
Changes in operating assets and liabilities	89,700	104,149	41,678	52,962

Net cash provided by operating activities	$121,552	$154,483	$53,856	$94,523

In the thirteen-week period ended December 25, 2010, net income and EBITDA included:

•	$5,071 loss on disposal and impairment of fixed assets and other long-lived assets;

•	$443 gain on insurance premium refund from prior years;

•	$322 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$286 of non-cash stock option compensation expenses;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$199 in severance and re-organization payroll and benefits; and

•	$24 gain related to uncertain tax positions.

In the thirteen-week period ended December 26, 2009, net income and EBITDA included:

•	$999 in severance and re-organization payroll and benefits;

•	$883 loss on disposal and impairment of fixed assets and other long-lived assets, net;

•	$285 gain on legal settlement;

•	$278 related to store closure expenses and lease termination costs for our Eugene, Oregon call center;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$225 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$110 of state net worth tax adjustments; and

•	$25 gain related to uncertain tax positions.

In the twenty-six week period ended December 25, 2010, net loss and EBITDA included:

•	$5,172 loss on disposal and impairment of fixed assets and other long-lived assets;

•	$500 of fees paid to Wasserstein and Highfields under the management agreement;

•	$500 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$496 of non-cash stock option compensation expenses;

•	$443 gain on insurance premium refund from prior years;

•	$70 in severance and re-organization payroll and benefits; and

•	$48 gain related to uncertain tax positions.

In the twenty-six week period ended December 26, 2009, net income and EBITDA included:

•	$899 loss on disposal and impairment of fixed assets and other long-lived assets, net;

•	$886 in severance and re-organization payroll and benefit expenses;

•	$500 of fees paid to Wasserstein and Highfields under the management agreement;

•	$421 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$285 gain on legal settlement;

•	$278 related to store closure expenses and lease termination costs for our Eugene, Oregon call center;

•	$110 of state net worth tax adjustments;

•	$89 in approved recruiting and relocation expenses; and

•	$50 gain related to uncertain tax positions.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year. Our measure of EBITDA is a non-GAAP financial measure.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, the debt incurrence covenant ratio under the indenture governing the Senior Notes uses EBITDA, as further adjusted for certain items. If we are not able to comply with this covenant, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.